Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Reports Second Quarter Financial Results

Fairfield, Calif. (March 2, 2010) — Copart, Inc. (NASDAQ: CPRT) today reported the results for the quarter ended January 31, 2010, the second quarter of its 2010 fiscal year.

For the three months ended January 31, 2010, revenue, operating income and net income were $176.6 million, $53.2 million and $35.7 million, respectively.  These represent increases in revenue of $6.7 million, or 4.0%; in operating income of $7.7 million, or 16.8%; and in net income of $8.6 million, or 31.6%, respectively, from the same quarter last year.  Fully diluted earnings per share for the three months were $0.42 compared to $0.32 last year, an increase of 31.3%.

For the six months ended January 31, 2010, revenue, operating income and net income were $362.1 million, $109.7 million and $71.0 million, respectively.  These represent increases in revenue of $0.6 million, or 0.2%; in operating income of $4.7, million or 4.4%; and in net income of $6.6 million, or 10.2%, respectively, from the same period last year.  Fully diluted earnings per share for the six months ended January 31, 2010 were $0.84 compared to $0.76 last year, an increase of 10.5%.

During the quarter ended January 31, 2010 the company recognized the benefit from a favorable tax ruling in the United Kingdom which reduced income tax expense by approximately $2.6 million.  This benefit increased fully diluted earnings per share for the three and six months ended January 31, 2010 by $0.03.

Also, included during the quarter ended January 31, 2010 are the legal, integration and severance costs associated with the D Hales acquisition totaling approximately $1.0 million.  These additional costs reduced fully diluted earnings per share for the quarter by $0.01.

On Wednesday, March 3, 2010, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at http://webcast.premiereglobal.com/r.htm?e=194623&s=1&k=8BB6383EAE698952EC9EE2C873FFF298. A replay of the call will be available through April 3, 2010 by calling (888) 203-1112.  Use confirmation code #5152840.

About Copart

Copart, founded in 1982, provides vehicle sellers with a full range of remarketing services to process and sell salvage and clean title vehicles to dealers, dismantlers, rebuilders, exporters and, in some states, to end users.  Copart remarkets the vehicles through Internet sales utilizing its patented VB2 technology.  Copart sells vehicles on behalf of insurance companies, banks, finance companies, fleet operators, dealers, car dealerships, the general public and others. The company currently operates 153 facilities in the United States, Canada and the United Kingdom. Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. For more information, or to become a member, visit www.copart.com.

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected or implied by our statements and comments. For a more complete discussion of the risks that could affect our business, please review the “Management’s Discussion and Analysis” and the other risks identified in Copart’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. We encourage investors to review these disclosures carefully. We do not undertake to update any forward-looking statement that may be made from time to time on our behalf.

Contact:         Cindy Cross, Assistant to the Chief Financial Officer

(707) 639-5427

Copart, Inc.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three months ended January 31,		Six months ended January 31,
	2010	2009	2010	2009
Net sales and revenue:
Service revenues	$149,468	$142,686	$303,233	$299,011
Vehicle sales	27,133	27,169	58,830	62,413
Total service revenues and vehicle sales	$176,601	$169,855	$362,063	$361,424
Operating costs and expenses:
Yard operations	67,279	70,800	137,204	144,518
Cost of vehicle sales	22,181	23,778	46,610	53,722
Yard depreciation and amortization	8,454	7,985	16,976	16,321
Gross margin	78,687	67,292	161,273	146,863
General and administrative	23,364	19,505	47,283	37,048
General and administrative depreciation and amortization	2,091	2,218	4,264	4,759
Total operating expenses	123,369	124,286	252,337	256,368
Operating income	53,232	45,569	109,726	105,056
Other income (expense):
Interest income (expense), net	42	407	(29)	989
Other income (expense)	(102)	(1,798)	529	(544)
Total other income (expense)	(60)	(1,391)	500	445
Income before income taxes	53,172	44,178	110,226	105,501
Income taxes	17,439	17,028	39,221	41,094
Net income	$35,733	$27,150	$71,005	$64,407
Earnings per share-basic
Basic net income per share	$0.42	$0.33	$0.84	$0.77

Weighted average common shares outstanding	84,108	83,443	84,077	83,363

Earnings per share-diluted
Diluted net income per share	$0.42	$0.32	$0.84	$0.76
Weighted average common shares and dilutive potential common shares outstanding	84,927	84,206	84,937	84,742

Copart, Inc.

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	January 31, 2010	July 31, 2009
ASSETS

Current assets:
Cash and cash equivalents	$189,290	$162,691
Accounts receivable, net	121,753	109,248
Inventories and vehicle pooling costs	35,053	33,352
Income taxes receivable	9,822	5,426
Prepaid expenses and other assets	9,190	5,216
Total current assets	365,108	315,933
Property and equipment, net	558,302	530,886
Intangibles, net	15,294	15,212
Goodwill	176,697	166,327
Deferred income taxes	12,363	7,759
Other assets	20,125	21,915
Total assets	$1,147,889	$1,058,032

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$92,061	$82,773
Deferred revenue	12,917	13,165
Income taxes payable	4,503	5,269
Deferred income taxes	1,738	1,948
Other current liabilities	427	429
Total current liabilities	111,646	103,584
Deferred income taxes	10,504	10,997
Income taxes payable	22,859	20,266
Other liabilities	1,457	1,726
Total liabilities	146,466	136,573
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value - 180,000 shares authorized; 84,237 and 83,939 shares issued and outstanding at January 31, 2010 and July 31, 2009, respectively	349,406	334,440
Accumulated other comprehensive loss	(29,939)	(27,082)
Retained earnings	681,956	614,101
Total shareholders’ equity	1,001,423	921,459
Total liabilities and shareholders’ equity	$1,147,889	$1,058,032

Copart, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended January 31,
	2010	2009
Cash flows from operating activities:
Net income	$71,005	$64,407
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,078	20,834
Allowance for doubtful accounts	304	(260)
Deferred rent	(244)	(577)
Share-based compensation	8,883	3,193
Excess tax benefits from stock-based compensation	(2,449)	(5,011)
(Gain)Loss on sale of property and equipment	(77)	730
Deferred income taxes	(5,006)	(3,561)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(10,010)	(28,901)
Vehicle pooling costs	(2,065)	(7,665)
Inventory	583	(132)
Prepaid expenses and other current assets	(3,854)	736
Land purchase options and other assets	353	1,741
Accounts payable and accrued liabilities	6,106	(8,339)
Deferred revenue	(248)	1,835
Income taxes receivable	(1,323)	3,517
Income taxes payable	(232)	2,253
Net cash provided by operating activities	82,804	44,800

Cash flows from investing activities:
Purchases of property and equipment including acquisitions	(61,214)	(57,114)
Proceeds from sale of property and equipment	1,711	4,926
Net cash used in investing activities	(59,503)	(52,188)

Cash flows from financing activities:
Proceeds from the exercise of stock options	2,479	819
Proceeds from the issuance of Employee Stock Purchase Plan shares	1,087	942
Repurchase of common stock	(3,544)	(6,000)
Excess tax benefit from share-based payment arrangements	2,449	5,011
Change in book overdraft	—	(7,592)
Net cash provided by (used in) financing activities	2,471	(6,820)

Effect of foreign currency translation	827	(2,297)

Net increase (decrease) in cash and cash equivalents	26,599	(16,505)

Cash and cash equivalents at beginning of period	162,691	38,954
Cash and cash equivalents at end of period	$189,290	$22,449

Supplemental disclosure of cash flow information:
Interest paid	$163	$60
Income taxes paid	$45,748	$39,169